Exhibit 3.9

CERTIFICATE OF FORMATION

OF

1567 MEDIA LLC

1. The name of the limited liability company is 1567 Media LLC.

2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3. This Certificate of formation shall be effective on filing.

IN WITNESS WHEREOF, of the undersigned have executed this Certificate of Formation of 1567 Media LLC this day of August, 2000.

/s/ Timothy C. Stauning
Timothy C. Stauning
Authorized Person